Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between ePAK International Limited, a Bermuda limited company having its principal place of business at 4926 Spicewood Springs Road, Austin, Texas 78759 (the “Company”), and                                         , an individual resident of                                          (“Executive”).

1. Employment; Duties; Full Time Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as                      of the Company. In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries (if any) as the Company’s Board of Directors (the “Board”) may assign to or vest in him from time to time and, as such, from and after the date hereof shall report directly to and shall be subject to the direction of the Board. Executive covenants and agrees that he will devote all of his business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. During his employment, Executive will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, including but not limited to sitting on the board of directors of any for-profit corporation (other than a wholly-owned subsidiary of the Company) without the prior written consent of the Board, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive’s involvement as a director or advisor to the companies listed on Exhibit A, if any, attached hereto have been approved by the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Initial Term. The Initial Term of this Agreement shall begin on                     , 200     (the “Effective Date”) and continue through the second anniversary of the Effective Date. The Initial Term shall be automatically renewed for successive one (1) year periods (each a “Renewal Term”), unless Executive or the Company shall give the other party not less than sixty (60) calendar days’ written notice of non-renewal prior to the end of the Initial Term or a Renewal Term.

3. Compensation. During Executive’s employment, the Company shall pay to Executive the following compensation:

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) at the rate of [$                     USD] per annum (less applicable withholding taxes), payable in accordance with the Company’s normal payroll practices. During Executive’s employment, Executive’s compensation shall be reviewed by the Board from time to time. The Base Salary may be increased by the Board in its sole and absolute discretion. Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.

(b) Performance Bonus. Executive will be entitled to participate in an annual management bonus pool payable at such times and in such amounts as determined by the Board, which shall be based in whole or in part on Executive’s and/or the Company’s achievement of performance targets established by the Board.

(c) Stock Option. Executive may be granted one or more stock options to purchase shares of Common Stock of the Company under the Company’s 2007 Incentive Compensation Plan (as the same may be amended from time to time, the “Plan”), pursuant to a stock option agreement (the “Option Agreement”) on the Company’s standard form of stock option agreement (at the time an option is granted), except as provided herein. Except as otherwise determined by the Board, Executive’s stock options shall have an exercise price per share equal to the fair market value of the Company’s Common Stock, as determined by the Board at the time of grant, shall be exercisable pursuant to terms of the Plan and the Option Agreement, and the shares subject to the options shall vest in accordance with the vesting schedule determined by the Board. However, notwithstanding any provisions to the contrary in the Option Agreement or the Plan, no stock options granted to Executive shall vest until the end of the Initial Term, subject to the accelerated vesting provisions of Sections 3(d) and 6(a) of this Agreement. Following the expiration of the Initial Term, the stock option granted to Executive shall vest in accordance with the schedule set forth in the Option Agreement.

(d) Change of Control Benefits. In the event of and at the time of a Change of Control (as defined below), Executive shall receive 100% vesting with respect to any unvested portion of stock options or restricted stock of the Company then held by Executive.

(e) Commission Bonus. Upon the consummation of the transactions contemplated by the Reorganization Agreement (as defined herein) (the “Closing”), Executive shall receive a one-time cash bonus payment equal to four (4) times the total commission earned by Executive during the three calendar month period ended immediately prior to the calendar month on which the Closing occurs.

4. Other Compensation and Benefits. In addition to the compensation specified in Section 3, the Company shall provide Executive with the following compensation and benefits:

(a) Employee Benefits. During Executive’s employment, Executive shall be entitled to all benefits to which other executives of the Company are entitled, on comparable terms, including without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained from time to time by the Company for the benefit of its executives.

(b) Paid Time Off. Each January 1, Executive shall be credited with twenty-five (25) days of paid time off per year, which includes paid vacation, personal and sick leave. Unused paid time off shall be carried over from year to year and shall be paid upon termination but such payout shall not be in excess of seventy-five (75) days total.

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5. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by him in the performance of his duties under this Agreement. The determination of “reasonable and necessary” shall be made in the sole discretion of the Board. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

6. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without notice and with or without Cause (as defined below) and Executive shall be entitled to resign with or without Good Reason (as defined below), in each case at any time. Notwithstanding the foregoing, in the event that, during the Initial Term or any Renewal Term, Executive is terminated by the Company involuntarily without Cause or Executive resigns with Good Reason, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) severance pay equal to the greater of (A) payment of Executive’s Base Salary as then in effect (less applicable withholding taxes) through the end of the Initial Term (or the then current Renewal Term, as applicable); or (B) twelve (12) months of Executive’s Base Salary, as then in effect (less applicable withholding taxes), in either case, to be paid periodically in accordance with the Company’s normal payroll practices commencing on the first payroll payment date following the effective date of termination;

(iii) reimbursement of the health care premiums for Executive and his dependents under the Consolidated Omnibus Reconciliation Act (“COBRA”), to the same extent as for active employees, for a period of the greater of (A) payment of Executive’s Base Salary through the end of the Initial Term (or the then current Renewal Term, as applicable), provided that such reimbursement shall not exceed the amount of time allowed under COBRA; or (B) twelve (12) months from the date of such termination, to the extent that Executive is eligible for and elects continuation coverage under COBRA (provided, in either case, that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees);

(iv) accelerated vesting of the unvested portion of stock options that would otherwise vest prior to the end of the Initial Term (or the then current Renewal Term, as applicable);

(v) in the event that such termination occurs within the twelve (12) months following a Change of Control (as defined below), then Executive shall be entitled to: (A) twenty-four (24) months of Executive’s Base Salary, as then in effect (less applicable

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withholding taxes), to be paid periodically in accordance with the Company’s normal payroll policy commencing on the first payroll payment date following the effective date of termination; and (B) twenty-four (24) months of the benefits reimbursement provided for in Section 6(iii) (subject to termination as set forth in such Section), in addition to the full accelerated vesting as described in Section 3(d);

(vi) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(vii) no other severance or benefits of any kind.

(b) Conditions Precedent to Receipt of Benefits. Any severance payments, vesting and/or benefits contemplated by Section 7(a) above are (i) subject to the limitations provided in Section 9 and (ii) conditional on Executive (y) continuing to comply with the surviving terms of this Agreement, including the non-competition and non-solicitation provisions herein, and the Employee Agreement, and (z) delivering prior or contemporaneously with any such severance payments, a release of all claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and shareholders in a form acceptable to the Company or its successor.

7. Involuntary Termination for Cause; Resignation without Good Reason; Death or Disability.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, Executive may resign at any time voluntarily resign without Good Reason, and Executive may be terminated upon death or Disability. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the parties. Executive’s employment will terminate automatically upon Executive’s death or, upon thirty (30) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, Executive’s resignation from his employment without Good Reason, or termination of Executive’s employment following Executive’s death or Disability, then Executive shall be entitled to receive the following:

(i) Executive’s Base Salary through the effective date of termination;

(ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law;

(iii) the right to exercise any stock options subject to and in accordance with the terms of the respective options;

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(iv) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 4(b) above, but for which he has not yet been reimbursed; and

(v) no other severance or benefits of any kind.

8. Company Matters; Restrictive Covenants.

(a) Employee Proprietary Information Agreement. Concurrently with or prior to the execution of this Agreement, Executive shall have signed an Employee Proprietary Information Agreement in the form required to be executed by each employee of the Company (“Employee Agreement”). Executive shall comply with the all terms of the Employee Agreement, including but not limited to any and all provisions relating to the disclosure and assignment of inventions and intellectual property rights, confidentiality and non-solicitation obligations.

(b) Ventures. If, during Executive’s employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of his employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any of its affiliates, unless otherwise agreed between Executive and the Company.

(d) Confidential Information. The Company agrees to provide Executive with certain Confidential Information regarding the Company that will enable him to optimize the performance of Executive’s duties to the Company. Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Confidential Information; or disclose to any person, firm or corporation any of the Company’s Confidential Information except as authorized by the Company’s management in connection with Executive’s authorized duties on behalf of the Company, and then only pursuant to a written non-disclosure agreement that sufficiently protects the Confidential Information. Executive understands that “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom Executive called or with whom Executive became acquainted during the

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term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved.

(e) Covenant Not to Compete.

(i) Executive agrees that during the course of his employment and for the period ending on the later of: (A) the end of the Initial Term; or (B) one (1) year following the termination of Executive’s relationship with the Company for any reason, whether with or without Cause or Good Reason, at the option either of the Company or Executive, with or without notice (the “Restricted Period”), Executive will not, either directly or indirectly, (A) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (B) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (C) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company. The foregoing covenant shall cover Executive’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America; and (iii) all other countries of the world, provided that, with respect to clauses (ii) and (iii), the Company maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of Executive’s relationship with the Company.

(ii) Executive acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, Executive’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Executive’s obligation not to compete contained in subsection (e)(i) above is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Executive further acknowledges the time, geographic and scope limitations of Executive’s obligations under subsection (e)(i) are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Company during the period and within the Territory as described above.

(iii) The covenants contained in subsection (e)(i) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (e)(i). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent

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necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (e)(i) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(f) Non-Solicitation of Employees. Executive agrees that during the Restricted Period, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive or for any other person or entity.

(g) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the Employee Agreement.

9. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Sections 6 or 7 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 6 or 7, if the Company reasonably determines that the imposition of additional tax under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments.

10. Certain Definitions.

(a) Change of Control. For the purpose of this Agreement, “Change of Control” shall mean; (i) any merger, share exchange, acquisition, reorganization or consolidation of the Company into or with another corporation, or the effectuation of a statutory exchange of shares in one transaction or a series of transactions, in which the shareholders of the Company immediately prior to such transaction or transactions hold, immediately after such transaction or transactions, less than 50% of the general voting power of the surviving or acquiring entity (or a parent corporation thereof) by virtue of their ownership of the corporation’s equity securities or (ii) any sale, lease or transfer of all or substantially all of the assets of the Company; provided, however, that the transactions contemplated by the Agreement and Plan of Reorganization (the “Reorganization Agreement”) entered into by the Company on July [    ], 2007, including the Amalgamation and the Share Transfer (each as defined therein) shall not be deemed for the purposes of this Agreement to constitute a Change of Control.

(b) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful failure to substantially perform his duties under this Agreement for reasons other than death or Disability following the Company’s providing Employee with notice and a 30-day

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opportunity to cure such failure; (ii) the commission by Executive of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony, or (y) any tortious act, unlawful act or malfeasance which causes material harm to the Company’s standing, condition or reputation; or (iv) any material breach by Executive of the provisions of the Employee Agreement. The Board (excluding Executive if he is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 10.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (1) there is a material reduction of the level of Executive’s compensation (excluding any bonuses); (ii) there is a material reduction in Executive’s overall responsibilities, authority, or scope of duties; or (iii) without Executive’s written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then current office location. In each such event listed in (i) through (iii) above, the Executive shall give the Company notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

(d) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for not less than six (6) months within a twelve (12) consecutive month period as a result of his incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after reasonable accommodation.

11. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement and the Employee Agreement (together with the Plan and any Option Agreement related to options to purchase stock of the Company) set forth the entire understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them, whether written or oral; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement, the Agreement, the Plan or the Option Agreement except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and his and its successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with a Change of Control in which the Company is not the surviving entity).

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(c) Absence of Conflict. Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive further agrees that during Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Arbitration.

(i) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes (with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth by the American Arbitration Association for the resolution of employment disputes (the “Rules”) and pursuant to Texas law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, the Texas Unemployment Compensation Act, the Texas Workers Compensation Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(ii) Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company will pay for any administrative or hearing fees

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charged by the arbitrator or AAA except that Executive shall pay the first $125 of any filing and/or administration fees associated with any arbitration that Executive initiates. The arbitrator shall administer and conduct any arbitration in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes.

(iii) Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the Employee Agreement, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between Executive and the Company. Accordingly, except as otherwise provided herein,, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(iv) Availability of Injunctive Relief. Any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Employee Agreement, including but not limited to a breach of the Restrictive Covenants above. In the event that either party seeks injunctive relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that he has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

(f) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(g) Reformation. If any sentence, paragraph or clause of this Agreement, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combinations of same shall be modified to the extent necessary to accomplish the intention on such provision without violating applicable law or regulation. Notwithstanding, the remainder of this Agreement shall remain binding upon the parties.

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(h) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier of (i) actual receipt, (ii) three business days after being deposited in U.S. mail, registered or certified, postage prepaid, (iii) upon delivery, if delivered by hand (iv) one business day after transmission, if sent by facsimile (confirmation received) or (v) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid. Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

The Company:	4926 Spicewood Springs Road
Austin, Texas 78759
Attn: Chief Executive Officer
Executive:
[ADDRESS]

(i) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas and the other laws of the State of Texas as they apply to contracts entered into and wholly to be performed therein by residents thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a state or federal court within the State of Texas.

(j) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable of void, this Agreement shall continue in full force and effect without said provision.

(k) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement as of the day and year first above written.

COMPANY:
ePAK International Limited

By:
Name:
Title:

EXECUTIVE:

[name]

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EXHIBIT A

Board, Advisory Board and Other Positions

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